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                                                                    Exhibit 99.1


       NEORX INITIATES A PHASE I CLINICAL TRIAL OF PRETARGET(R) TECHNOLOGY

                   FOR THE TREATMENT OF NON-HODGKIN'S LYMPHOMA


SEATTLE, WA, January 10, 2001--NeoRx Corporation (Nasdaq: NERX) today announced that it has begun its Phase I clinical trial of its Pretarget(R) technology for the treatment of non-Hodgkin's lymphoma. This study employs a novel antibody-streptavidin fusion protein that targets B-cell tumors. Preclinical data concerning this fusion molecule were published in the December 1, 2000 edition of the journal Cancer Research.


        "Although there are radiolabeled antibodies that have shown efficacy in patients with B-cell lymphoma, NeoRx's Pretarget(R) technology is designed to permit safer delivery of higher radiation doses than these other radioimmunotherapies," said Paul G. Abrams, M.D., J.D., NeoRx's Chief Executive Officer. "We believe that our Pretarget technology may therefore offer a safer and more effective treatment for this disease. The first patient received a starting radiation dose equal to the maximum tolerated dose using conventional radiolabeled antibodies."


The clinical trial is being conducted by Paul Weiden, M.D. at the Virginia Mason Medical Center, Seattle, Washington. A total of approximately 20 patients will be treated in the first group of patients where the dosage timing of the different components of the product will be studied. Subsequently, groups of patients will receive escalating doses of the radiation component to determine the maximum tolerated dose.



        PRETARGET(R) TECHNOLOGY

        Pretarget(R) technology is a proprietary platform for developing potential new therapies for a broad range of cancers. This technology uses various combinations of tumor specific agents and therapeutic molecules, each combination creating a new treatment possibility. By changing antibodies, different cancers may be treated. By changing therapeutic molecules, different cancer killing agents may be delivered.



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        Pretarget(R) technology differs from conventional antibody-based therapies. Under the conventional approach, the patient is administered antibodies that have been linked to radiation or other therapeutic molecules and are called conjugates. The conjugates are then administered to patients in a single step. Because the antibody is a large molecule, the antibody and the linked radiation circulate a long time in the bloodstream before eventually reaching the tumor. This prolonged circulation results in exposure of normal tissue to the toxic effects of the anti-tumor agent.



        The Pretarget(R) technology is designed to reduce exposure of normal tissue to toxic agents. In the Pretarget(R) approach, antibodies are used to place a receptor (a molecule to which another molecule can bind) on the surface of the tumor. The radiation or other anti-tumor agent is then delivered to the receptor by a small molecule that travels rapidly through the bloodstream and more quickly penetrates the tumor site. The portion of the anti-tumor agent that does not bind to the receptor is rapidly excreted in the urine.



        ABOUT LYMPHOMA

        Lymphoma is a cancer of the lymphatic system, a major component of the immune system.

        Cells in the lymphatic system become abnormal and no longer function properly. These abnormal cells begin to divide and replicate themselves to form a tumor.


        The American Cancer Society estimates that about 55,000 cases of non-Hodgkin's lymphoma will be diagnosed in 2000. Since the early 1970s, the incidence rate of this disease has nearly doubled. An estimated 26,000 Americans will die from the disease in 2000.



        In a previous pilot study, NeoRx treated 7 lymphoma patients using the patented Pretarget (R) platform and observed safety in doses several times higher than conventional radiolabeled antibodies. The pilot study used a different tumor targeting agent from that which is being used in the current Phase I clinical trial. Three of these 7 patients, including 2 who had prior bone marrow transplantation, achieved complete remission.



        For more information on NeoRx's Pretarget Technology, please join the NeoRx Conference Call at 7:00 a.m. Pacific // 10:00 a.m. Eastern on Friday, January 12, 2001. The call in number is (800) 289-0529, reservation number 488402. The conference call audio


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will remain available through a recorded replay at (888) 203-1112, reservation
488402, through January 16, 2000.


ABOUT NEORX

Seattle-based, NeoRx Corporation is developing innovative products designed to provide improved treatments for patients with cancer. In addition to the Pretarget(R) technology, the Company is developing its Skeletal Targeted Radiotherapy (STR) product. As previously reported, NeoRx has suspended accrual and treatment of its STR clinical trials pending FDA review of certain information and subject to FDA approval to resume the studies. The Company is continuing to work cooperatively with the FDA to resolve the matter as soon as possible.


        This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress, costs and results of clinical trials, the availability, cost and timely delivery of materials and services from third party suppliers and collaborative partners, the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals. Reference is made to the Company's latest Quarterly Report on Form 10 - Q filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.



        Visit NeoRx at www.neorx.com. To receive NeoRx news releases via email, register at www.neorx.com/news/pr.html.


NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

(C) 2000 NeoRx Corporation. All Rights Reserved.



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